Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Acceptance Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-102210, 333-115601, and 333-121551) on Form S-8 of First Acceptance Corporation of our report dated September 9, 2005, with respect to the consolidated balance sheet of First Acceptance Corporation and subsidiaries as of June 30, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2005, which report appears in the June 30, 2006 annual report on Form 10-K of First Acceptance Corporation.

KPMG LLP

Dallas, Texas

September 11, 2006
KPMG LLP, a U.S.  limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.